Exhibit 99.1

Precipio Provides Shareholder Update Letter

NEW HAVEN, Conn., (September 06, 2017) – Precipio, Inc. (NASDAQ: PRPO), today released the following Letter to its Shareholders:

Dear Valued Shareholders,

As we enter the second half of 2017, I am delighted to report that we reached the end of a long process that began almost a year ago, culminating in the recent merger of Precipio with Transgenomic and our relisting on NASDAQ. I was very proud to stand with my team and my shareholders and represent them in ringing the NASDAQ opening bell. With our new listing and recent financings, we believe we are in a strong position to grow our business. We intend to focus on executing our vision to eradicate the misdiagnosis of serious diseases such as cancer, through our unique platform and laboratory focused on delivering specialized diagnostic services to physicians and their patients. We believe physicians and their patients can greatly benefit from access to the expertise and technologies within academic institutions our platform provides.

Recent Developments

Consolidated Laboratory Operations

Since the merger was announced, our challenge of combining both businesses was formidable. One of the largest operating expenses for Transgenomic was the operations of the laboratory in Omaha, Nebraska. Transgenomic leased a 30,000 sq. foot facility which housed both its CLIA laboratory testing facility, as well as an R&D facility. We took the pending merger as an opportunity to negotiate a settlement with the landlord that would allow the company to move to a smaller facility more suitable for its needs, and at a far lower cost. Precipio operates its own CLIA facility in New Haven, CT, and upon the merger, had planned to consolidate its two CLIA operations into one facility. The transition of the Transgenomic CLIA laboratory to New Haven is a significant operational undertaking which involved major steps including shutting down the lab operations, relocating all equipment to the New Haven facility, setting up the laboratory, the integration with the existing laboratory operations, equipment re-validation etc. and finally resuming operations.

We began this process in June and expect to complete it in September. We anticipate the backlog that accumulated during the transition will be completed by end of year; we will be resuming existing projects, and have also received new projects from a number of our customers.

Reducing Accounts Payable

As part of the consolidation of our two entities, over the past few months we have successfully negotiated reduced balances on a significant part of the accounts payable. The payments will be made from proceeds from our recently completed offering, with the majority of amounts being paid down over the next 12-18 months. The settlement agreements signed with the vendors generally stipulate that once the settlement payments have been made in full, the settlement is completed. At that time, the company will be eligible to write down the remaining balance of the paid account to zero. Therefore, while the full amount will not be written off and reflected in our financials for another year, the actual outlay required to satisfy the accounts payable balance is significantly lower.

The challenge of combining these businesses is formidable, but we believe this process was necessary for creating long- term value for our shareholders. Once completed, our operations will be centralized and streamlined with better resources to enable us to execute our vision. In fact, we will be a leaner and more competitive company. As we previously announced, we have already reduced our combined burn rate by more than $5M on an annualized basis.

Therefore, it is with great pride and a strong sense of purpose and responsibility, that we proceed in our efforts to grow the business. We’d like to thank you for your continued encouragement and support as we work to carry Precipio forward through the next phases of our development and growth.

Sincerely,

Ilan Danieli

Chief Executive Officer

Precipio, Inc.

Business Update Conference Call

Management will host a business update conference call to discuss recent corporate developments and strategic initiatives on Tuesday September 12, 2017, at 4:30pm Eastern Time. Following management’s formal remarks, there will be a question and answer session.

To listen to the conference call, interested parties within the U.S. should call 1-877-317-6789. International callers should call 1-412-317-6789. All callers should ask for the Precipio Corporate Update conference call.

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment, initially the Yale School of Medicine, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements,” within the meaning of federal securities laws, including statements related to Precipio’s merger with Transgenomic, consolidation of laboratory operations, reductions of accounts payable, plans and prospects and other statements containing the words “anticipate,” “intend,” “may,” “plan,” “predict,” “will,” “would,” “could,” “should,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the known risks, uncertainties and other factors described in the Company’s definitive proxy statement filed on May 12, 2017, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, the Company’s prior filings and from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. All information in this press release is as of the date of the release and the Company does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contacts:

Precipio Investor Relations:

John Marco

Managing Director

Core IR

377 Oak Street

Garden City, NY 11530

516 222 2560

johnm@coreir.com

www.coreir.com